    As Filed With the Securities and Exchange Commission on January 21, 1997
                                                  Registration No. 333-______

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              HARISTON CORPORATION
                           -------------------------
               (Exact Name of Issuer as Specified in its Charter)

           CANADA                                         33-0645339
           ------                                         ----------
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or Organization)





                      1500 WEST GEORGIA STREET, SUITE 1555
                         VANCOUVER, B.C. V6G 2Z6, CANADA
                    ---------------------------------------
                    (Address of Principal Executive Offices)


                            1996 HARISTON CORPORATION
                                STOCK OPTION PLAN
                         ------------------------------
                            (Full Title of the Plan)


                                 L. JAMES PORTER
                      1500 WEST GEORGIA STREET, SUITE 1555
                         VANCOUVER, B.C. V6G 2Z6, CANADA
                      -------------------------------------
                     (Name and Address of Agent for Service)


                                 (604) 685-8514
                                 --------------
                               (Telephone Number)

                                    COPY TO:
                                    -------
                             Scott Santagata, Esq.
                                 Rutan & Tucker
                         611 Anton Boulevard, Suite 1400
                          Costa Mesa, California 92626

Approximate date of proposed commencement of sales: As soon as practicable after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                            Proposed Maximum           Proposed Maximum
       Title of Securities            Amount to be         Offering Price Per         Aggregate Offering           Amount of
         to be Registered              Registered              Share (1)                  Price (1)             Registration Fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value           260,000 Shares              $0.38                      $98,800                   $100
=================================================================================================================================

(1) Estimated solely for purposes of calculating the fee and computed in accordance with Rules 457(c) and 457(h) as of January 15, 1997.

PROSPECTUS

                                 260,000 SHARES

                              HARISTON CORPORATION

                                  COMMON STOCK
                                 (NO PAR VALUE)

                          ----------------------------

         The securities covered by this Prospectus consist of 260,000 shares of Common Stock, no par value (the "Common Stock") of Hariston Corporation, a Canadian corporation (the "Company") issuable to optionees upon exercise of options (the "Options") which have been or may be granted under the 1996 Hariston Corporation Stock Option Plan (the "Plan").

                            -------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

         PURCHASE OF THE SECURITIES OFFERED HEREBY SHOULD ONLY BE MADE AFTER CONSIDERATION OF CERTAIN ASPECTS OF THE COMPANY'S BUSINESS AND FINANCIAL CHARACTERISTICS. SEE "RISK FACTORS," COMMENCING ON PAGE 6.

         The prices for the shares covered by this Prospectus which are or may be subject to outstanding Options are and will be as specified in the various Stock Option Agreements governing the issuance of such shares.

         This Prospectus does not cover resales of shares acquired hereunder. Officers or directors of the Company may not publicly resell shares acquired hereunder without compliance with Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act") or registration under the Act.

         AN OFFICER OR DIRECTOR OF THE COMPANY WHO SELLS SHARES OF THE COMMON STOCK OF THE COMPANY WITHIN SIX MONTHS BEFORE OR AFTER THE PURCHASE OF SHARES OR THE GRANTING OF OPTIONS UNDER THE PLAN MAY BE OBLIGATED UNDER SECTION 16(b) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") PROMULGATED THEREUNDER, TO PAY TO THE COMPANY ALL OR A PORTION OF ANY AMOUNT OF THE SALES PRICE RECEIVED FOR THE SHARES SOLD IN EXCESS OF THE PRICE PAID FOR THE SHARES PURCHASED. OFFICERS AND DIRECTORS OF THE COMPANY ARE ADVISED TO CONSULT THEIR INDIVIDUAL COUNSEL IN THIS REGARD PRIOR TO THE PURCHASE OR SALE OF ANY SUCH SHARES OR THE ACCEPTANCE OF AN OPTION TO ACQUIRE SHARES UNDER THE PLAN.

         No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus and in any exhibit to the Registration Statement of which this Prospectus is a part (the "Registration Statement") in connection with the offer made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer in any jurisdiction in which such offer may not lawfully be made.

         Statements made in this Prospectus, unless the context indicates otherwise, are made as of the date of this Prospectus. Neither delivery of this Prospectus nor any sale made hereunder shall,



                The date of this Prospectus is __________, 1997 under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Certain information concerning the Company is disclosed in proxy statements and annual reports distributed to shareholders of the Company and filed with the Commission. Such proxy statements, reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain of its regional offices, located at 7 World Trade Center, Suite 1300, New York, New York 10048; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. Copies of all such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, copies of such reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers.

                                TABLE OF CONTENTS

                                                                                Page

THE COMPANY....................................................................   4
RISK FACTORS...................................................................   6
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................  12
DESCRIPTION OF THE PLAN........................................................  13
         History and Duration..................................................  13
         Purpose  .............................................................  13
         Eligibility...........................................................  13
         Administration........................................................  13
         Shares Subject to Options.............................................  13
         Adjustment Provisions.................................................  14
         Effect of Certain Corporate Transactions..............................  14
         Types of Options......................................................  14
         Option Price..........................................................  14
         Limitations...........................................................  14
         Exercise of Options...................................................  15
         Nontransferability of Options.........................................  15
         Restrictions on Resale................................................  15
         Termination of Options................................................  15
         Amendment of Plan.....................................................  16
         Privileges of Stock Ownership.........................................  16
         Tax Withholding.......................................................  17
         Federal Income Tax Consequences.......................................  17

                                   THE COMPANY

GENERAL

         Hariston Corporation ("Hariston" or the "Company") is a Canadian holding company which has historically made investments in a wide variety of start-up or early-stage businesses. Within the last eighteen months, management commenced efforts to sell certain of its assets and subsequently invested the proceeds in a business or businesses that might offer the potential to increase long-term share value.

         In July 1995, the Company sold Metanetix Corporation and related technology to Consolidated Western and Pacific Corporation ("Consolidated"), its partner in the development of a metals recovery project in Butte, Montana, for a purchase price of up to $9 million, with payments dependent upon the Butte project's future profitability. Consolidated subsequently informed the Company that it did not want to acquire the related technology license, thereby reducing the maximum purchase price to approximately $7 million.

         In August 1995, the Company sold its ownership interests in approximately 40 Canadian oil and natural gas properties to a private third party for $2.4 million cash and the assumption of $979,000 of debt. During this period, the Company also sold a portion of its investment in Madison Partners Limited, as market conditions would allow.

         Concurrently with these divestitures, the Company's Board of Directors adopted a strategy to position the Company, through one or more select acquisitions, as a publisher and distributor of educational multimedia software. In August 1995, Hariston, through a wholly-owned subsidiary, acquired certain assets and liabilities of a CD-ROM catalog retailer doing business under the name "Educorp." Located in San Diego, this subsidiary has since been renamed Educorp Direct ("Direct"), with a strategic focus on the direct marketing and distribution of educational CD-ROM software. The businesses previously operated under the name "Educorp" which were acquired in August 1995 may be deemed a predecessor of the Company.

         In January 1996, Hariston, through a wholly-owned subsidiary, completed the purchase of certain assets and liabilities of a book and multimedia software publisher known as HighText Publications, Inc. Also located in San Diego, and since renamed HighText Interactive, Inc. ("HighText"), this subsidiary is focused on the development and publishing of adult-learning interactive multimedia software.

         Direct and HighText are operated as the sole operating subsidiaries of Educorp Multimedia, Inc. ("Educorp"), Hariston's multimedia software subsidiary. Educorp is positioned as a developer, publisher, and distributor of interactive multimedia software with an emphasis on adult-learning titles.

         Hariston's other major remaining asset is its investment in Polish Life Improvement, S.A. ("PLI"), an early stage home improvement retailer, co-founded by the Company in 1992. Following several partial sales from the Company's initial stock ownership position in PLI, Hariston now retains an approximately 26% ownership interest in PLI. PLI operates four home-improvement stores under the name NOMI. PLI generated unaudited total revenues of approximately $33 million in 1995, an increase of 120% over the prior year. These included revenues from PLI's supermarket operations, which were sold in 1996.

         Hariston's strategy is to seek to increase Company value through the independent development and growth of Educorp, and to continue to explore possibilities for maximizing value from its investment in PLI. As a 100% owned subsidiary, Educorp is currently the Company's primary focus.

         The principal offices of the Company are located at 1500 West Georgia Street, Suite 1555, Vancouver, British Columbia V6G 2Z6, Canada, telephone (604) 685-8514.

         A description of the Company's business is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Company Form 10-K"), as amended, which description is incorporated herein by this reference.

                                  RISK FACTORS

         The Securities offered hereby are highly speculative in nature and involve a high degree of risk. Prospective investors should carefully consider, along with the other information contained in this Prospectus, the following factors and risks in evaluating an investment in the Company.

         Risk of Inability to Satisfy Requirements for Additional Funds. The Company's principal capital requirements include working capital to finance the internal expansion of Educorp, and costs which may be incurred in connection with the acquisition of businesses in the future. Historically, the Company has also required capital to finance operating losses. With the subsequent acquisition of HighText, and the need to finance product development and general corporate expenses until both Direct and HighText earn a sufficient profit, the Company will have to raise additional equity and/or debt capital in 1997. To the extent excess cash is generated from operations, the Company intends to reinvest it in the growth and development of its multimedia software publishing and distribution operations. There is no assurance that cash flows from operations will be sufficient to meet operating requirements or, if required, that additional debt or equity financing will be available at all, or will be available on terms acceptable to the Company. Any additional equity financings may be dilutive to shareholders, and debt financing, if available, may involve restrictive covenants. Adequate funds for the Company's operations may not be available when needed or on terms acceptable to the Company. The Company's inability to obtain additional financing when needed would have a material adverse effect on the Company.

         Risk from Accumulated Deficit, Tangible Net Worth and Operating Losses. As of December 31, 1995, the Company had an accumulated deficit of approximately $25,626,000 and negative tangible net worth of approximately $406,000. For the year ended December 31, 1995, the Company had an operating loss of approximately $1.8 million. There can be no assurance that the Company's continuing operations will result in net income.

         Risk from Competitors of Educorp. The software industry is intensely competitive. Educorp competes primarily against other companies that publish or distribute multimedia CD-ROM software in the education, entertainment, and reference categories. Educorp has competition in several areas. As a distributor of third party titles, Educorp competes with other direct marketing companies such as Micro Warehouse, Tiger Direct, Multiple Zones, and Creative Computers. On the retail level, Educorp competes with large computer retailers such as Comp USA, Computer City, Best Buy, and Micro Center; software vendors such as Egghead; and mass merchants such as Toys R Us, Walmart, Price/Costco and Sears. As a software developer and publisher, Educorp competes indirectly against developers and publishers that sell multimedia titles outside of Educorp's subject focus, and directly against software developers and publishers that offer multimedia product for the adult consumer, higher education, and corporate management and training markets. Examples of established competitors include Softkey, Cliff Studyware, Princeton Review, and Export Software. Products in the market compete primarily on the basis of subjective factors such as entertainment value and objective factors such as price, graphics and sound quality. Large diversified entertainment, cable and telecommunications companies, in addition to large software companies such as Microsoft Corporation, are increasing their focus on the interactive entertainment and education software market, which will result in even greater competition for Educorp. Many of these companies have substantially greater financial, marketing and technical resources than Educorp. As competition increases, significant price competition and reduced profit margins may result. In response to increased competition for shelf space, Educorp may need to increase marketing expenditures. In addition, competition from new technologies (such as new hardware platforms) may reduce demand in markets in which Educorp has traditionally competed. Manufacturers and developers of cartridge-based video games, such as Nintendo and Sega and their licensees, also are indirect competitors of Educorp. Prolonged price competition or reduced demand as a result of competing technologies would have a material adverse effect on Educorp's business, financial condition and operating results. There can be no assurance that Educorp will be able to compete successfully against current or future competitors or that competitive pressures faced by Educorp will not materially and adversely affect its business, operating results or financial condition.

         Risk from Uncertainty of Market Acceptance. Consumer preferences for adult-learning, education and entertainment software products are continually changing and are extremely difficult to predict. Few such products achieve sustained market acceptance. There can be no assurance that new products distributed or introduced by Educorp will achieve any significant degree of market acceptance or that any such acceptance, if achieved, will be sustained for a sufficient period of time to permit Educorp to recover its development and marketing costs. There can be no assurance that HighText's products will be accepted by the adult-learning market to the extent necessary for such products to be profitable or even for HighText to recover its development and marketing costs related to such products. In addition, Educorp believes that as ownership of CD-ROM-based personal computers ("PC's") and other emerging platforms becomes more widespread, and as Educorp diversifies its product offerings, it must market its products to a broader market than it has in the past, thereby increasing overall marketing expenditures without any assurance of profitability justifying expansion into such broader markets. In seeking to appeal to a broader market, Educorp will face significant new challenges, including intense competition from larger companies with established market positions. Educorp will also face the risk that it may lose existing customers who may dislike the changes in Educorp's products and marketing approach. There can be no assurance that Educorp will be able to compete successfully in this broader market.

         Risk from Dependence on Vendors. Educorp either purchases or licenses a material proportion of its products, or certain rights to products, from vendors. The termination or interruption of Educorp's relationships with these vendors, or modification of the terms or discontinuance of the license agreements with Educorp, could adversely affect Educorp's operating income and cash flow. Educorp's success is, in part, dependent upon the ability of its vendors to develop and market products that meet the changing requirements of the marketplace. Similarly, even if certain of Educorp's vendors introduce new products that are popular, there can be no assurance that Educorp will be able to obtain authorizations to offer such products.

         Risk of Diminished Ability to Compete Resulting from Changing Methods of Distribution. The manner in which personal computers and related software and products are distributed and sold is changing, and new methods of distribution and sale, such as on-line shopping services and catalogs published on CD-ROM, may emerge. Hardware and software vendors have sold, and may intensify their efforts to sell, their products directly to end users. From time to time, certain vendors have instituted programs for the direct sale of large order quantities of software to certain major corporate accounts. These types of programs may continue to be developed and used by various vendors. Vendors also may attempt to increase the volume of software products distributed electronically to end users' personal computers. Any of these competitive programs, if successful, could have a material adverse effect on Educorp's business and financial results.

         Risk from Rising Postage, Shipping and Paper Costs. Postage and shipping are significant expenses in the operation of Educorp's business. Educorp ships its products to customers by overnight delivery and ground delivery services and generally mails its catalogs through the U.S. Postal Service. As is customary in the direct response marketing industry, Educorp generally passes on only a portion of the costs of overnight delivery and parcel shipments directly to customers as separate shipping and handling charges. Any increases in postal or shipping rates in the future could therefore have an adverse effect on Educorp's operating results. The cost of paper is also a significant expense of Educorp in printing its catalogs. The cost of paper has increased significantly over the last several years. Educorp may not be able to pass through a significant portion of these increased postage and paper costs to its customers through increased prices, thereby having a material adverse effect on Educorp's business and financial results.

         Risk of Delays in Introduction of New Products. Educorp's success depends on its ability to identify, develop and make timely introductions of successful new products or enhancements of existing products to replace declining revenues from older products. The effective lives of the products that Educorp distributes have tended to become shorter due to the introduction of new hardware platforms, technologies and competitive products, the increase in competition for retail shelf space among software products and other factors. As a result, Educorp's ability to introduce and distribute new products on a timely basis has become increasingly important, as revenues from new products are essential to replace declining revenues from older products. As its products have become more complex and costly to develop and market, it has become more difficult to bring products to market profitably. It is highly likely that Educorp will experience delays in developing and introducing at least some future new products. There can be no assurance that such delays will not have a material adverse effect on Educorp's business and operating results.

         Risk from Increasing Complexities and Technical Sophistication of Newly Developed Products. Because of increasing competition in the adult-learning interactive software market and as a result of increasingly sophisticated products, HighText must develop titles incorporating high-quality graphics, animation, images, video and audio. Such increasing competition and sophistication has necessitated the allocation of increased financial and human resources to new product development, packaging, preparation of user instructional materials and marketing. Due to competitive pressures, however, HighText's ability to increase product prices is limited. Greater product development, identification and marketing expenditures also result in greater financial risk to HighText if the product is not successful.

         Risk from Business Interruption. Educorp believes that its success to date has been, and future results of operations will be, dependent in large part upon its ability to provide prompt and efficient service to its customers. As a result, any disruption of the Educorp's day-to-day operations could have a material adverse effect upon Educorp and any failure of Educorp's management information systems, distribution center or telephone system could impair its ability to receive and process customer orders and ship products on a timely basis.

         Risk from Seasonality and Substantial Fluctuations in Revenue. Educorp's business is seasonal, with the highest level of net sales and earnings typically occurring during the months from August to January of each year, and substantially lower levels in other months. Educorp's quarterly operating results may fluctuate throughout the year as a result of a variety of additional factors, including delays in market acceptance, changes in platform standards, the timing of new product introductions by Educorp or its competitors, the timing of orders for Educorp's products and increases in product returns. Because a majority of the unit sales for a particular new product typically occurs in the first several months after the product is introduced, Educorp's revenues may increase in a quarter in which a major product introduction occurs and may decline in subsequent quarters.

         Risk from Dependence on Key Personnel. Educorp's success depends on the continued service of its key product design, development, sales, marketing and management personnel and its ability to continue to attract, motivate and retain highly qualified employees and contractors. In order to introduce timely and successful new products, Educorp must retain its key design, development and purchasing personnel. Competition for skilled product buyers, designers, artists and technical personnel is intense. The inability of Educorp to attract or retain product buyers and key design and development personnel could have a material and adverse effect on Educorp's business and operating results.

         International Risks. Educorp believes that international sales may continue to account for a material share of Educorp's total revenues in the future. International sales are subject to inherent risks, including changes in export controls, tariffs and other regulatory requirements and fluctuating exchange rates. European and Asian distribution channels are more decentralized and hence more difficult to enter efficiently. Effective competition in international markets is also likely to require Educorp to translate and culturally adapt its products and documentation. This will result in higher levels of specialized inventory and a greater risk of inventory obsolescence. Furthermore, the laws of certain foreign countries may not protect Educorp's intellectual property rights to the same extent as do the laws of the United States. The Company's interest in PLI is also subject to the risks inherent in transacting business internationally, such as export and monetary controls, political instability, language and cultural barriers and fluctuating exchange rates.

         Risk of Increased Government Regulation. Legislation has been proposed to establish an independent agency to work with the video game industry to create a system for providing parents and other purchasers of software with information about graphic violence or sexually explicit material contained in such software. The implementation of such a system may require software publishers to communicate information regarding the content of their products (particularly violent or sexually explicit material) to consumers through appropriate package labeling, advertising and marketing presentations. Similar developments are also taking place outside the United States. Educorp is unable to predict what effect, if any, a rating system may have on Educorp's business and there can be no assurance that such a rating system would not adversely affect Educorp's results of operations.

         Risk from Limited Protection of Proprietary Rights. Educorp regards its software as proprietary and relies on a combination of patent, trade secret, copyright and trademark laws, nondisclosure agreements, license agreements and certain technical measures to protect its proprietary rights. There can be no assurance that these efforts will be successful. Educorp is aware that unauthorized copying occurs within the entertainment and education software industry. It may be possible for third parties to copy Educorp's products or otherwise obtain and use information that Educorp regards as proprietary. Policing unauthorized use of Educorp's products is difficult and costly, and software piracy and unauthorized copying can be expected to be a major persistent problem. The laws of the United States provide only limited protection of intellectual property rights, and the laws of certain other countries in which Educorp's products are or may be distributed provide less protection. As the number of entertainment and education software products increases and the functionality of these products overlaps, Educorp believes that software developers and publishers may increasingly become subject to infringement claims. From time to time, Educorp may receive communications from third parties asserting that features or content of certain of its products may infringe upon intellectual property rights of such parties. There can be no assurance that claims against Educorp will not result in costly litigation and require Educorp to license the intellectual property of others. There can be no assurance that such licenses will be available on reasonable terms, or at all.

         Risk of Supply Interruption. Substantially all of Educorp's products are stored on CD-ROM media. As is typical in the industry, Educorp out-sources the CD-ROM manufacturing function to third parties. In the future, it is possible that there may be periodic shortages of CD-ROM media and potentially late deliveries of CD-ROM products from outside duplicating sources. Educorp's dependence on third parties to perform the manufacturing function could result in material problems if production were substantially delayed. Educorp produces its diskette-based products by duplicating master software diskettes onto blank diskettes acquired in quantity from a number of sources. Educorp occasionally has difficulty in obtaining blank diskettes of appropriate quality. In addition, Educorp has occasionally incurred higher than normal production expenses as a result of supplementing its internal production staff with outside contractors to meet production deadlines.

         Repatriation Risk. In order to access funds generated by PLI if and when such excess funds are available, if ever, PLI must either declare and pay dividends or the Company must sell shares of its PLI stock. PLI is not expected to declare dividends in the foreseeable future. Although there is currently a market for PLI's common stock on the Warsaw Stock Exchange, the Company's ability to sell any of its holdings in PLI is limited. Even if the Company is more easily able to sell some or all of its PLI common stock, there can be no assurance that the Company will be able to repatriate the proceeds of such sale.

         Risk of Rapid Industry Changes. The home improvement industry in Poland is new. As this industry develops in Poland, it is undergoing accelerated change as producers, manufacturers, distributors and retailers seek to lower costs and increase services in an increasingly competitive environment of relatively static over-all demand. More traditional distribution outlets may have more long term customer loyalty, thus making extrapolation of current trends an ineffective method of predicting future results. As investors and established foreign retailers have come to recognize the retail opportunities in Poland, an increasing number of foreign retailers have entered the market. PLI has competition, particularly in Warsaw, from several more established, better capitalized companies. As their home markets become increasingly competitive, retailers from other countries have opened stores, or acquired an interest in stores, in Poland. No assurance can be given that increasing competition in PLI's markets will not adversely affect its financial performance and results of operations in future periods.

         Risk from Changing Economic Conditions. PLI's retail stores are subject to regional and local economic conditions. There can be no assurance that future regional or local economic downturns will not have a material adverse effect on PLI's results of operations and financial condition.

         Risk from Competitors of PLI. In its retail operations, PLI competes on the basis of price, quality and assortment, store location and format, sales promotions, advertising, availability of parking, hours of operation and store appeal. To meet the challenges of a rapidly changing and highly competitive retail environment, PLI must maintain operational flexibility and develop effective strategies across many market segments. No assurance can be given that PLI will maintain such flexibility and develop effective strategies.

         Investment Risk Resulting from Volatility of Stock Price. The market price of the Company's Common Stock has been highly volatile. Such volatility does not necessarily relate to the Company's financial performance. In the future, the market price of the Company's Common Stock may be significantly affected by factors such as the announcement of new products or technological innovations by the Company or its competitors, quarterly variations in the Company's results of operations, market conditions in the entertainment and education software industry, market conditions or political instability in Eastern Europe, general conditions in the financial markets, conditions in the economy in general or other factors that might affect discretionary spending by consumers. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations that have particularly affected the market price for many entertainment and education software companies and that have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the shares offered hereby.

         Risk from Unprofitable Acquisitions. The Company, in the ordinary course of its business, considers acquisitions of, and mergers and other strategic transactions with, third parties on a regular basis, and it is likely that the Company will engage in more such transactions in the future. Such transactions often involve substantial risks, and there can be no assurance that any such transactions that are consummated will prove to be beneficial.

         Risk from Litigation. The Company is currently a defendant in one lawsuit and has received a letter from the Environmental Protection Agency that its former subsidiary (since amalgamated with the Company) may be a "potentially responsible party" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA").

         In September 1995, CAPOZZI, ET AL. V. HARISTON CORPORATION, ET AL., was filed in the Superior Court of the Province of Quebec, District of Montreal (Case No. CSM: 500-05-010184-958). The complaint alleges that the Company (through the actions of persons allegedly acting on its behalf) made misrepresentations which caused the plaintiffs to suffer a loss in connection with the plaintiffs' transactions in the stock of the Company. The damages claimed in this matter are approximately CDN $112,000. The litigation is in its preliminary stages, and the ultimate outcome cannot be determined.

         Until mid-1995, the Company's former subsidiary, Metanetix Corporation ("Metanetix") was engaged in the business of developing certain technology for the removal of minerals and other inorganic compounds from water, soil and sludge. In connection with these development efforts, Metanetix and affiliated corporations operated a laboratory and plant in Butte, Montana, at the site of a former copper mine which held large volumes of contaminated water. The Metanetix operations involved, among other things, treating contaminated water extracted from the mine, and returning the treated water to the mine shaft. This mine and surrounding areas are part of a Superfund Area designated by the Environmental Protection Agency ("EPA") under CERCLA. Under CERCLA, the EPA designates "potentially responsible parties," including current and former owners of property or property rights in the Superfund Area, and operators in connection therewith, as parties who may be jointly and severally liable for clean-up costs attributable to hazardous materials on and from their properties.

         Pending the EPA's investigation of the mine and surrounding area, the Company has received notification from the EPA indicating that the EPA believes Metanetix to be a "potentially responsible party." The designation of a party as a "potentially responsible party" under CERCLA does not necessarily mean that party is liable under CERCLA, or that the EPA has decided to assert a CERCLA claim against that party. Neither the EPA nor any other governmental agency has made any formal claim that the Company is liable under CERCLA or any other similar statute with respect to the Butte operations. No assurance can be given, however, that such a claim will not be made in the future. If such a claim is made and is successful, the costs (including defense costs), damages and fines that may be imposed on the Company as a result could have a material adverse effect on the Company.

         Risk from Decision Not to Pay Dividends. The Company has not paid any cash dividends upon its Common Stock since its inception and, by reason of its present financial status and its contemplated financial requirements, does not anticipate paying any cash dividends in the foreseeable future.

         Risk from Possible Delisting of Securities from Nasdaq Stock Market. The Company's Common Stock is listed on the Nasdaq SmallCap Market. For continued inclusion on the Nasdaq SmallCap Market, the Company will have to maintain specified levels of total assets and capital and surplus, as well as meeting additional criteria concerning the minimum bid price of the Common Stock, the number and value of shares in the public float, the number of active market makers, and the number of holders of Common Stock.

         If the Company is unable to satisfy Nasdaq's maintenance requirements, its securities may be delisted from Nasdaq. In such event, trading, if any, in the Common Stock may thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of the transactions, reduction in security analysts' and the news media's coverage of the Company, and lower prices for the Company's securities than might otherwise be attained. Furthermore, the Company's Common Stock could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers, including requirements pertaining to the suitability of the investment for the purchaser and the delivery of specific disclosure materials and monthly statements. Consequently, this rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of purchasers in this Offering to sell any of the securities acquired hereby in the secondary market.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended.

         (b) The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1996.

         (c) All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

         (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 20-FR previously filed under the Exchange Act on November 1, 1985, together with any amendment or report filed pursuant to such act amending or updating such description.

         The Company shall provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference herein, as well as all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act of 1933, as amended. Such requests should be directed to: Chief Financial Officer, Hariston Corporation, 1500 West Georgia Street, Suite 1555, Vancouver, B.C. V6G 2Z6, Canada, (604) 685-8514.

                             DESCRIPTION OF THE PLAN

         The following description includes a summary of certain provisions of the 1996 Hariston Corporation Stock Option Plan (the "Plan"). The Plan should be read in full and the summary below is subject to, and qualified in its entirety by, the full text of the Plan.

HISTORY AND DURATION

         The Plan was approved by the Company's Board of Directors and became effective on July 17, 1996 (the "Effective Date"). Options may be granted pursuant to the Plan within a period of ten (10) years from the Effective Date of the Plan.

PURPOSE

         The purpose of the Plan is to promote the best interests of the Company and its shareholders by providing certain officers, directors and employees of the Company and its subsidiaries ("Eligible Participants") with an opportunity to acquire a proprietary interest in the Company. The Plan is designated to promote continuity of management and to increase personal interest in the welfare of the Company by those employees who are primarily responsible for shaping and carrying out the long-range plans of the Company and securing the Company's continued growth and financial success.

ELIGIBILITY

         Any Eligible Participant of the Company or its present and future subsidiaries ("Subsidiaries"), shall be eligible to receive Options under the Plan.

ADMINISTRATION

         The Plan is administered by the Board of Directors or by a committee (the "Committee") of the Company's Board of Directors (the "Board"). A Committee appointed by the Board shall consist of not less than three directors, a majority of whom shall be nonemployee directors within the meaning of Rule 16b-3. References to the Committee herein shall refer to the Board of Directors if no such Committee has been appointed.

         In accordance with the provisions of the Plan, the Committee shall select the Eligible Participants to whom Options shall be granted; shall determine the number of shares to be subject to each Option, the time at which the Option is to be granted, the type of Option, the option period, the option price (including adjusting the option price for Options already granted) and the manner in which Options become exercisable; and shall establish such other provisions of the option agreements as the Committee may deem necessary or desirable. The Committee is authorized to interpret the Plan and to adopt such rules and regulations for administration of the Plan as it may deem advisable.

         The address of the Committee is: Stock Option Committee, c/o Chief Financial Officer, Hariston Corporation, 1500 West Georgia Street, Suite 1555, Vancouver, B.C. V6G 2Z6, Canada and the telephone number is (604) 685-8514. Plan participants may contact the Committee if they require any additional information concerning the Plan or its administration.

SHARES SUBJECT TO OPTIONS

         Options granted pursuant to the Plan shall be options to purchase the Company's authorized but unissued common stock, no par value. The maximum aggregate number of shares which may be delivered upon the exercise of all Options is 260,000, subject to adjustment as described below.

ADJUSTMENT PROVISIONS

         In the event of a capital adjustment resulting from a stock split, reverse stock split, reorganization, amalgamation or merger, the number of shares of Common Stock under option in outstanding option agreements shall be adjusted in a manner consistent with such capital adjustment. The price of any shares under option shall be adjusted so that there will be no change in the aggregate purchase price payable upon exercise of any such Option. The determination of the Committee as to any adjustment shall be final.

EFFECT OF CERTAIN CORPORATE TRANSACTIONS

         Notwithstanding any other provision of the Plan, the Board of Directors may at any time, by notice in writing to all optionees under the Plan in connection with (i) any proposed sale of all or substantially all of the assets of the Company, (ii) certain proposed corporate reorganizations of the Company, or (iii) certain proposed offers to acquire or redeem outstanding securities of any class of the Company (in each case, a "Proposed Transaction"), require each optionee to elect either to, within such period as the Board of Directors shall prescribe,

                  (a) subscribe and pay for a part or the whole of the shares then remaining unsubscribed for under the Option (whether or not such Option would otherwise then be exercisable), or to accept termination of the Option or to elect to accept payment under subparagraph (b) or subparagraph (c), below;

                  (b) accept payment in cash in an amount calculated pursuant to a stated formula in respect of a part or the whole of the shares then remaining unsubscribed for under the Option (whether or not such Option would otherwise then be exercisable), or

                  (c) if the option price for a part or the whole of the shares exceeds the market price of the shares on both the date notice is given and on the date of completion of the Proposed Transaction, accept payment of a total of $1 in respect of all rights to such shares.

TYPES OF OPTIONS

         Certain of the Options issued pursuant to the Plan may constitute incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the "Code") and successor provisions thereto ("Incentive Stock Options") and the remainder of the Options issued under the Plan will constitute nonstatutory stock options. Certain differences exist between Incentive Stock Options and nonstatutory stock options which are discussed in more detail below, including differences in income tax consequences to the option holder and to the Company. See "Federal Income Tax Consequences," below.

OPTION PRICE

         The option price per share of Common Stock shall be fixed by the Committee, but shall be not less than (1) 85% of the fair market value of the Common Stock on the date of grant for nonstatutory stock options, (2) 110% of the fair market value of the Common Stock on the date of grant for Incentive Stock Options issued to an Eligible Participant owning more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation, within the meaning of section 422(b)(6) of the Code, or
(3) the fair market value of the Common Stock at the date of grant for all other Incentive Stock Options.

LIMITATIONS

         Certain limitations exist on the number of Incentive Stock Options which may be granted. The aggregate fair market value of the stock for which Incentive Stock Options shall become exercisable in any calendar year shall not exceed $100,000 (U.S.). This limitation applies to options granted both under the Plan and under other incentive stock option plans of the Company, taken together, and shall apply separately to each employee granted options. Further, this limitation applies to each option only in the year in which it first becomes exercisable.

         The Committee may impose any other conditions it deems necessary to qualify an option as an "Incentive Stock Option" within the meaning of Section 422A of the Code.

EXERCISE OF OPTIONS

         An Option may be exercised, subject to its terms and conditions and the terms and conditions of the Plan, in full at any time or in part from time to time by delivery to the Company at the Company's office located at 1500 West Georgia Street, Suite 1555, Vancouver, B.C. V6G 2Z6, Canada, of a written notice of exercise specifying the number of shares with respect to which the Option is being exercised. Any notice of exercise shall be accompanied by full payment of the option price of the shares being purchased. No shares shall be issued until full payment therefor has been made.

NONTRANSFERABILITY OF OPTIONS

         No Option shall be transferable by an optionee other than by will or the laws of descent and distribution. Options under the Plan may be exercised during the life of the optionee only by the optionee or his guardian or legal representative. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Option granted under the Plan, or any right thereunder, contrary to the provisions hereof, shall be void and ineffective, shall give no right to the purported transferee, and shall, at the sole discretion of the Committee, result in forfeiture of the Option with respect to the shares involved in such attempt.

RESTRICTIONS ON RESALE

         Under Section 16 of the Exchange Act, any person who is a beneficial owner of more than 10% of any equity security of the Company registered under the Exchange Act (such as the Common Stock), or an officer or director of the Company may be liable to the Company for profit realized from any purchase (or option grant) and sale (or any sale and purchase (or option grant)) of any equity security of the Company within a period of less than six months, irrespective of such person's intention in entering into the transaction. In determining whether a person is the beneficial owner of stock, such person may be required to include shares issuable on exercise of options of warrants or upon conversion of convertible securities. The term "equity security" may include rights to acquire capital stock upon exercise of warrants or options or upon conversion of convertible securities, or otherwise.

         ELIGIBLE PARTICIPANTS ARE ADVISED TO CONSULT WITH COUNSEL AS TO THEIR STATUS AS AN "AFFILIATE" OF THE COMPANY AND AS TO THE APPLICABILITY OF SECTION 16 OF THE EXCHANGE ACT TO THE PURCHASE (OR OPTION GRANT) AND SALE (OR SALE AND PURCHASE (OR OPTION GRANT)) OF SHARES OF COMMON STOCK OR OTHER EQUITY SECURITY OF THE COMPANY WITHIN ANY SIX-MONTH PERIOD, WHETHER OR NOT SUCH SHARES OR SECURITIES WERE PURCHASED THROUGH EXERCISE OF OPTIONS.

TERMINATION OF OPTIONS

         In the event an Eligible Participant ceases to be employed by (or a director of) the Company or a subsidiary each option granted under the Plan shall terminate as follows:

                  (a) With respect to Incentive Stock Options not then exercisable, at the time the Eligible Participant's employment is terminated; and

                  (b) With respect to Incentive Stock Options then exercisable:

                           (1) At the time the Eligible Participant's employment
                  is terminated if his employment is terminated for fraud, theft or embezzlement committed against the Company or a subsidiary, affiliated entity or customer of the Company, or for conflict of interest (other than legitimate competition); or

                           (2) At the expiration of a period of one year after
                  the Eligible Participant's death (but in no event later than the Option's expiration date) if the Eligible Participant's employment is terminated by reason of his death. An Incentive Stock Option may be exercised by the Eligible Participant's estate or by the person or persons who acquire the right to exercise such Incentive Stock Option by bequest or inheritance; or

                           (3) At the expiration of a period of three years (but
                  in no event later than the Option's expiration date) after the Eligible Participant's employment is terminated if the Eligible Participant's employment has terminated because of retirement or disability; or

                           (4) At the expiration of a period of three months
                  after the Eligible Participant's employment is terminated (but in no event later than the ISO expiration date) if the Eligible Participant's employment is terminated for any reason other than the reasons specified in (1)-(3) above.

                  (c) With respect to nonstatutory stock options, except as set forth in paragraph (d) below, at the time the Option otherwise terminates pursuant to the Plan and the option agreements.

                  (d) If the Optionee's employment is terminated by reason of his death:

                           (1) With respect to nonstatutory stock options not
                  then exercisable, at the time of the Eligible Participant's death.

                           (2) With respect to nonstatutory stock options
                  exercisable at the date of death, at the expiration of a period of 90 days after the Eligible Participant's death (but in no event later than the Option expiration date).

AMENDMENT OF PLAN

         The Board shall have the right to amend the Plan at any time and for any reason; provided that each amendment to the Plan (a) extending the period within which options may be granted under the Plan, (b) increasing the aggregate number of shares of Common Stock to be optioned under the Plan except as provided in the adjustment provisions hereof, (c) materially modifying the requirements as to eligibility of employees or consultants receiving options under, or changing the eligibility of employees or class of employees to whom options may be granted hereunder, (d) materially increasing the benefits to optionees under the Plan, shall, in each case, be subject to approval by the shareholders of the Company. Any amendment of the Plan shall not, without the consent of the optionee, alter or impair any of the rights or obligations under any option previously granted to the optionee.

PRIVILEGES OF STOCK OWNERSHIP

         An optionee shall have no rights as a shareholder with respect to shares covered by an Option until such shares have been issued to the optionee upon exercise of the Option and only after such shares are fully paid. Neither the Plan nor any option granted under the Plan shall confer upon any optionee the right to continue as an employee or as a director of the Company.

TAX WITHHOLDING

         The Company and its subsidiaries shall have the right to deduct any sums required by federal, state or local tax laws to be withheld with respect to the exercise of any Option. Alternatively, the option holder or other person exercising such Option may elect to pay such sums. Required withholdings may include, but not necessarily be limited to, federal and state income taxes, contributions under the Federal Insurance Contributions Act (Social Security) and contributions under state disability insurance laws. Any of the aforementioned withholding requirements may apply to the exercise of an Option during employment or subsequent to termination of employment including retirement. No obligation exists under the Plan to advise any option holder of the existence of the tax or the amount subject to withholding.

FEDERAL INCOME TAX CONSEQUENCES

         Prior to the exercise of any option or the disposition of stock acquired under the exercise of an option, each option holder should consult with his or her own tax adviser.

         The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

         (a) NONQUALIFIED OPTIONS. An employee receiving a nonstatutory stock option does not recognize ordinary income on the date of grant of the option, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock on the date of exercise. If, however, an employee is subject to the restrictions on resale of common stock under Section 16 of the Exchange Act, such person generally recognizes ordinary income at the date that the six-month restriction lapses in the amount of the difference between the option exercise price and the fair market value of common stock on the date of lapse. Nevertheless, such an employee may elect within 30 days of the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the option holder is deductible by the Company in the year that income is recognized.

         If a holder of a nonstatutory stock option pays the option exercise price solely in cash, his or her basis in such shares is equal to the fair market value of the stock on the date ordinary income is recognized and, upon subsequent disposition, any further gain or loss is again taxable to the seller of the shares.

         If a holder of a nonstatutory stock option pays the exercise price, in full or in part, with shares of previously acquired common stock, based upon rulings issued by the Internal Revenue Service, no gain or loss is recognized upon the disposition of such previously acquired shares. Shares of common stock received by the option holder, equal in number to the previously acquired shares exchanged therefor, have the same basis and holding period as such previously acquired shares. Shares of common stock received by the option holder, in excess of the number of previously acquired shares, have a basis equal to the fair market value of such additional shares as of the date ordinary income is recognized. The holding period for such additional shares commences as of the date ordinary income is recognized.

         (b) INCENTIVE STOCK OPTIONS. An employee granted an Incentive Stock Option does not recognize taxable income either at the date of grant or at the date of exercise. The excess of the fair market value of Incentive Stock Options on the date of exercise over the exercise price constitutes an "item of adjustment" for alternative minimum tax purposes pursuant to Section 56(b)(3) of the Code and may be subject to the alternative minimum tax imposed by Section 55 of the Code. Upon disposition of stock acquired on exercise of an Incentive Stock Option, long-term capital gain or loss is recognized in an amount equal to the difference between the sale price and the option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant or within one year from the date of exercise. If the option holder disposes of the acquired stock without complying with both holding period requirements ("Disqualifying Disposition"), the option holder recognizes ordinary income at the time of disposition in an amount equal to the lesser of the amount of gain realized or the difference between the fair market value of the stock on the date of exercise and the option exercise price. Unlike the case when a nonstatutory stock option is exercised, the Company and its subsidiaries are not entitled to a tax deduction upon either exercise of an Incentive Stock Option or disposition of stock acquired pursuant to such an exercise, except to the extent that the option holder recognizes ordinary income in a Disqualifying Disposition.

         If the holder of an Incentive Stock Option pays the exercise price, in full or in part, with shares of previously acquired common stock, the exchange should not affect the Incentive Stock Option tax treatment of the exercise. If, however, such an exercise is effected using common stock previously acquired through the exercise of an Incentive Stock Option, the exchange of the previously acquired common stock will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities remaining unsold, shall be deemed incorporated by reference into the Registration Statement and shall be a part hereof from the date of filing such documents.

         The following documents are incorporated by reference in the Registration Statement:

                  (a) The Company's annual report on Form 10-K for the fiscal year ended December 31, 1995.

                  (b) The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1996.

                  (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 1995.

                  (d) The description of the Company's securities contained in the Company's registration statement on Form 20-FR previously filed under the Exchange Act on November 1, 1985, together with any amendment or report filed pursuant to such Exchange Act amending or updating such description.

ITEM 4.  DESCRIPTION OF SECURITIES.

         [Not Applicable]

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         [Not Applicable]

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Bylaws of the Registrant provide that, subject to Section 124 of the Canada Business Corporations Act ("CBCA"), the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses reasonably incurred by him in respect of certain actions or proceedings to which he is made a party by reason of his office, if he met certain specified standards of conduct.

         The inclusion of the above provision in the Bylaws of the Registrant may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Registrant and its shareholders.

         At present, there is no litigation or proceeding pending involving a director of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any director.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         [Not Applicable]

ITEM 8.  EXHIBITS.

         (5) Opinion of Lawson Lundell Lawson & McIntosh regarding legality.

         (23.1)   Consent of Raymond, Chabot, Martin, Pare.

         (23.2)   Consent of Doane Raymond

         (23.3)   Consent of Arthur Andersen & Company

         (23.4)   Consent of Jay Shapiro, C.P.A.

         (24)     Power of Attorney (see signature page hereto).

ITEM 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (unless the information required by paragraphs (i) and (ii) below is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement):

                  (i) To include any prospectus required by Section 10(a)(3) of the Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liability arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

THE REGISTRANT

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on January 9, 1997.

                               HARISTON CORPORATION,
                               a Canadian corporation

                               By: /s/ Kevin R. McCarthy
                                 -----------------------------------------------
                                 Kevin R. McCarthy, President (Principal
                                 Executive Officer and Authorized Representative in the United States)

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin R. McCarthy his attorney-in-fact, with power of substitution, for him in any and all capacities, to sign this Registration Statement and any amendments thereto, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby satisfying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, including a majority of the Board of Directors, in the capacities and on the date indicated.

   Signature                            Title                               Date
   ---------                            -----                               ----


/s/ NUNO BRANDOLINI
---------------------           Chairman of the Board and Chief        January 9, 1997
NUNO BRANDOLINI                 Executive Officer


/s/ KEVIN R. MCCARTHY
---------------------           President and Director                 January 9, 1997
KEVIN R. MCCARTHY


/s/ L. JAMES PORTER
---------------------           Chief Financial Officer, Secretary     January 10, 1997
L. JAMES PORTER                 and Director


/s/ JAMES P. ANGUS
---------------------           Director                               January 13, 1997
JAMES P. ANGUS


/s/ NEIL S. MACKENZIE
---------------------           Director                               January 10, 1997
NEIL S. MACKENZIE

                                LIST OF EXHIBITS


(5)       OPINION AND CONSENT OF LEGAL COUNSEL

(23.1)    CONSENT OF INDEPENDENT ACCOUNTANT (Raymond Chabot, Martin, Pare)

(23.2)    CONSENT OF INDEPENDENT ACCOUNTANT (Doane, Raymond)

(23.3)    CONSENT OF INDEPENDENT ACCOUNTANT (Arthur Andersen)

(23.4)    CONSENT OF INDEPENDENT ACCOUNTANT (Jay Shapiro)